Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

QSTAR LLC

AS BUYER

AND

Resolute Natural Resources Southwest, LLC

AS SELLER

Effective time

7:00 a.m. (Central Daylight Time) on MARCH 1, 2015

Exhibits:

A-1Leases

A-2Contracts

A-3Wells

A-4Equipment

A-5Other Interests – Overriding Royalty Interests

A-6Surface Interests

2.4Allocation

3.2(A)Form of Assignment and Bill of Sale

7.1(E)AFE’s

7.1(F)Prepayments

7.1(G)Litigation

7.1(I)Tax  Matters

7.1(J)Preferential Rights; Consents to Assign

7.1(K)Legal Compliance

7.1(L)Contract Exceptions

7.1(N)Oil and Gas Payments

7.1(P)Imbalances

7.1(U)Suspense Accounts

7.1(V).iiShut-in or Temporarily Inactive Wells

7.1(X)Environmental Notifications

7.1(AA)Payout Status

7.1(CC)Non-Consent Operations

Note: The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

ii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into this 27th day of March, 2015, by and between QStar LLC, a Delaware limited liability company (“Buyer”) and Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (“Seller”).  Buyer and Seller are collectively referred to herein as the “Parties” and sometimes individually referred to as a “Party.”

RECITALS:

A.	Seller desires to sell to Buyer certain oil, gas and mineral properties and other assets on the terms and conditions set forth in this Agreement.
B.	Buyer desires to purchase from Seller such assets on the terms and conditions set forth in this Agreement.

WITNESSETH:

In consideration of the mutual agreements contained in this Agreement, Buyer and Seller agree as follows:

1.	SALE AND PURCHASE OF THE ASSETS.

1.1.Assets.  Subject to the terms and conditions of this Agreement, the subject matter of this Agreement consists of the following rights and properties (collectively referred to herein as the “Assets”):

(A)

All of Seller’s right, title, interest, of every kind and nature, in, to and under the oil and gas leases described in Exhibit A-1 attached hereto (collectively, the “Leases”), covering the land described in Exhibit A-1 (the “Land”), whether or not such interests or land are accurately or completely described on Exhibit A-1, together with all the property and rights incident thereto;

(B)

All of Seller’s right, title and interest in, to, under or derived from all operating agreements, pooling, communitization and unitization agreements, farmout agreements, joint venture agreements, product purchase and sale contracts, transportation, processing, treatment or gathering agreements, leases, permits, rights-of-way, easements, licenses, options, declarations, orders, contracts, and instruments in any way relating to the Leases or other Assets, including, without limitation, those listed on Exhibit A-2 attached hereto (the “Contracts”);

(C)

All of Seller’s right, title and interest in and to the wells situated on the Leases and Land or on land pooled, communitized or unitized therewith, including without limitation the wells described in Exhibit A-3 attached hereto  (the “Wells”), together with all of Seller’s interests in and to all of the personal property, fixtures, improvements and other property, whether real, personal or mixed, now or as of the Effective Time or the Closing Date on, appurtenant to or used by Seller or obtained by Seller in connection with the Leases, Land or Wells or with the production, injection, treatment, sale or disposal of hydrocarbons and all other substances produced therefrom or attributable thereto (collectively, the “Equipment”), including, without limitation, producing and non-producing wells, injection wells, disposal wells, well equipment, casing, tubing, tanks, generators, boilers, buildings, pumps, motors, machinery, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, field processing plants, field offices and other furnishings related thereto, equipment leases, trailers, and all other improvements or appurtenances thereunto belonging, the material items of which are listed on Exhibit A-4 attached hereto to the extent related to Wells or Equipment operated by Seller;

(D)

All of Seller’s overriding royalty interests, production payment interests, net profits interests, reversionary interests and other interests owned by Seller in and to the Land and the Leases or in or attributable to production therefrom, and all rights, properties and interests of Seller relating to such interests, including without limitation (i) the overriding royalty interests and other interests, and (ii) Seller’s interests in options, farmout agreements, exploration agreements, and other agreements granting to Seller the right to earn or otherwise acquire interests in the Leases, Land and Wells, if any, in each case, described in Exhibit A-5 attached hereto;

(E)

All of Seller’s right, title and interest in and to the oil and gas and associated hydrocarbons (“Oil and Gas”) in and under or otherwise attributable to the Leases and Land or produced from the Wells on and after the Effective Time;

(F)

All of Seller’s right, title and interest in and to the surface estate (i.e., the fee simple title exclusive of any interest in and to the oil, gas and other minerals) of the lands described in Exhibit A-6 hereto or described in and conveyed under the deeds and conveyances referred to in said Exhibit A-6 (the “Surface Interests”);

(G)

To the extent assignable, all permits, licenses, authorizations, franchises, orders, exemptions, variances, waivers, certificates, consents, rights and privileges held by or in the name of Seller and issued by any federal, state, local, municipal, or other government, or governmental, regulatory or administrative agency, commission, body, arbitrator or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or court or governmental tribunal (“Governmental Authority”), as well as any applications for the same, related to the Leases, Land and Wells or the use thereof (the “Governmental Authorizations”);

(H)

Originals of all of the files, records, and data of Seller relating to the items described in subsections (A), (B), (C), (D), (E), (F) and (G) above (the “Records”), including, without limitation, lease records, well records, and division order records; well files and prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the

Leases and Wells); contracts and contract files; correspondence; data files (including electronic and photographic data files); geological, geophysical and seismic records, interpretations, data, maps and information; production records, electric logs, core data, pressure data, decline curves and graphical production curves; and accounting records, to the extent only that the Records can be transferred without violation of any third-party restriction and are not protected by Seller’s attorney-client privilege.  The Records shall not include any appraisals or other evaluation materials related to Seller’s preparation of the Assets for sale hereunder nor any of Seller’s income tax returns or files related thereto;

(I)

all claims of Seller or any Affiliate of Seller against any third party to the extent related or attributable to, pending or threatened, in each case, periods after the Effective  Time (including claims for adjustments or refunds).  For the purposes of this Agreement, the term “Affiliate(s)” means, with respect to any Person, any other Person controlling, controlled by or under common control with that Person, where the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person; the term “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity;

(J)	any Tax refund (whether by payment, credit, offset or otherwise, and together with any interest thereon) in respect of any Taxes for which Buyer is liable for payment or required to indemnify Seller;
(K)

any claims of Seller or any Affiliate of Seller for any refunds of or loss of carry forwards with respect to severance Tax abatements with respect to all taxable periods or portions thereof ending after the Effective Time;

(L)	all indemnities and other claims against Persons (other than Seller or their respective Affiliates) for Taxes for which any Buyer is liable for payment or required to indemnify Seller;
(M)

all claims, rights and interests of Seller or any Affiliate of Seller (A) under any policy or agreement of insurance or indemnity agreement, (B) under any bond or security instrument, or (C) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of Asset after the Effective Time; and

(N)

all audit rights and claims for reimbursements from Third Parties for any and all property costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of property costs under any Contracts or under Law covering periods after the Effective Time.

1.2.Reserved.

1.3.Sale and Conveyance.  Effective as of the Effective Time, and subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and deliver to Buyer and Buyer agrees to purchase and acquire from Seller the Assets.

1.4.Assumed Liabilities; Retained Liabilities.  Subject to Buyer’s rights to indemnity under Section 14.1, on the Closing Date, Buyer shall assume and agree to timely and fully pay, perform and otherwise discharge, without recourse to Seller or its Affiliates, all of the liabilities and obligations of Seller, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, which relate, directly or indirectly, to the use, ownership or operation of the Assets following the Effective Time (collectively, the “Assumed Liabilities”); provided that Buyer does not assume, and Seller shall retain, all of the liabilities and obligations of Seller, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, which relate, directly or indirectly, to the use, ownership or operation of the Assets during the period of Seller’s ownership, other than the Assumed Environmental Liabilities, and expressly including the following obligations or liabilities (collectively, the “Retained Liabilities”):

(A)	all liabilities and obligations attributable to or arising out of any futures, options, swaps or other derivatives in place prior to Closing;
(B)

all Property Tax, Severance Tax and other Tax (including income tax) liabilities and obligations attributable to the Assets for the period prior to the Effective Time to the extent not finally settled under Section 4.3;

(C)

all liabilities and obligations of Seller, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, which relate, directly or indirectly, to the matters shown on Exhibit 7.1(G) and matters required under this Agreement to be listed on Exhibit 7.1(G) and not listed;

(D)

(i) all obligations of Seller created, issued, or incurred for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person); and (ii) all obligations of Seller evidenced by a note, bond, debenture, or similar instrument (collectively, “Indebtedness”);

(E)	all intercompany notes and accounts payable by Seller to any Affiliate of Seller;
(F)

all Losses arising out of or resulting from Seller’s ownership or operation of the Assets prior to the Effective Time arising out of or related to any of the following matters:  (i) personal injury or death of any Person; (ii) property damage (other than property damage attributable to or resulting from an Adverse Environmental Condition that is an Assumed Liability hereunder); (iii) claims against Seller covered by Seller’s insurance policies; and (iv) claims regarding any deficiencies or errors in payment of royalties, overriding royalties, production payments, or any other interests payable out of production;

(G)

all liabilities of Seller for capital expenses, joint interest billings, lease operating expenses, lease rentals, shut-in payments, drilling expenses, workover expenses, plugging and abandonment expenses, geological costs, geophysical costs, and other exploration or development expenditures and costs, in each case that are chargeable under applicable operating agreements or other agreements, that are attributable to the operation of the Assets prior to the Effective Time (“Property Expenses”); provided, however, that Property Expenses shall not include Assumed Environmental Liabilities;

(H)	all liabilities for rentals and Royalties payable under the Leases for the period prior to the Effective Time;
(I)	claims against Seller by co-owners, partners, joint venturers and other participants in the Leases, Lands, Wells and other Assets;
(J)	all liabilities and obligations related to Seller’s employee benefit plans, employment agreements and other employee matters; and
(K)	all liabilities relating to offsite disposal of hazardous waste relating to or from the Assets prior to Closing and during Seller’s period of ownership of the Assets.
2.	PURCHASE PRICE.

2.1.Purchase Price.  The purchase price for the Assets is FORTY-TWO MILLION ONE HUNDRED THOUSAND DOLLARS ($42,100,000.00) (the “Base Purchase Price”), subject to the adjustments provided for herein.

2.2.Deposit.  Contemporaneously with the execution of this Agreement, Buyer shall deliver by wire transfer in immediately available funds to US Bank National Association (the “Escrow Agent”), a performance guarantee deposit in an amount equal to seven and one-half percent (7.5%) of the Base Purchase Price (the “Deposit”) to be held, invested and disbursed in accordance with the terms of an escrow agreement of even date herewith between Seller, Buyer and Escrow Agent (the “Escrow Agreement”).  As defined herein the term “Deposit” shall include interest thereon and escrow fees associated therewith.  The Deposit shall be borne and distributed by the Parties in accordance with the terms of this Agreement and the Escrow Agreement.   At Closing, a portion of the Deposit equal to $2 million (the “Indemnity Escrow”) shall be retained by the Escrow Agent pursuant to the Escrow Agreement and shall be used to secure the indemnification obligations of Seller in accordance with Section 14.1(D)(x).

2.3.Adjustments to the Base Purchase Price.  At Closing, appropriate adjustments to the Base Purchase Price shall be made as follows in accordance with Section 4.1 (as adjusted, the “Purchase Price”):

(A)	The Base Purchase Price shall be adjusted upward, without duplication, by each of the following, only to the extent attributable to the Assets sold and conveyed hereunder:

(i)

Property Taxes, Severance Taxes and any other Taxes related to the Assets paid by Seller for the period from and after 7:00 a.m. (Central Daylight Time) on March 1, 2015 (the “Effective Time”) as determined pursuant to Section 4.2;

(ii)	an amount equal to Property Expenses (whether capitalized or expensed) paid by Seller in accordance with this Agreement that are attributable to the Assets for the period following the Effective Time;
(iii)	any amount related to a Title Benefit as determined pursuant to Section 5.4;
(iv)

an amount equal to the amount of proceeds derived from the sale of Oil and Gas, net of royalties and Severance Taxes paid by Buyer, actually received by Buyer and directly attributable to the Wells which are, in accordance with generally accepted accounting procedures, attributable to the period of time prior to the Effective Time;

(v)

the aggregate amount of Oil in inventories from the Assets in storage and net of one foot tank bottoms at the Effective Time or produced into pipelines prior to the Effective Time and produced for the account of Seller with respect to the Assets on or prior to the Effective Time, as measured, gauged or strapped by and reflected in Seller’s records, multiplied by the price received for crude oil sales with respect to the Assets in the calendar month following the Effective Time;

(vi)	an amount equal to -Sixteen Thousand Dollars ($16,000) per month to reimburse Seller for administrative overhead charges related to the Assets from the Effective Time to the Closing Date; and
(vii)	any other amount provided for in this Agreement or agreed upon in writing by Seller and Buyer.
(B)	The Base Purchase Price shall be adjusted downward, without duplication, by the following, only to the extent attributable to Assets sold and conveyed hereunder:
(i)

an amount equal to the amount of proceeds derived from the sale of Oil and Gas, net of royalties and Severance Taxes paid by Seller, actually received by Seller and directly attributable to the Wells which are, in accordance with generally accepted accounting procedures, attributable to the period of time from and after the Effective Time;

(ii)

an amount equal to all expenditures, liabilities and costs relating to the Assets (other than Taxes related to the Assets) that are unpaid as of the Closing Date and assessed for or attributable to periods of time or the ownership of production prior to the Effective Time regardless how such expenditures, liabilities and costs are calculated, provided that to the extent the actual amounts cannot be determined prior to the agreement of Buyer and Seller with respect to the Closing Adjustment Statement, a reasonable estimate of such expenditures, liabilities and costs shall be used (and to such extent Buyer shall assume the liability and responsibility for payment therefor);

(iii)

all amounts related to Title Defects as determined pursuant to Section 5.4, Preferential Rights as determined pursuant to Section 5.6(C), Adverse Environmental Conditions as determined pursuant to Section 6.4 and Casualty Losses as determined pursuant to Section 15.1;

(iv)	Property Taxes, Severance Taxes and any other Taxes related to the Assets to be paid by Buyer for the period prior to the Effective Time as determined pursuant to Section 4.2;
(v)	to the extent not transferred to Buyer pursuant to Section 4.4, an amount equal to all proceeds of production attributable to the Leases and held by Seller in suspense as of the Closing Date; and
(vi)	any other amount provided for in this Agreement or agreed upon in writing by Seller and Buyer.
(C)

The Base Purchase Price shall be adjusted, either upward or downward, as appropriate, by an amount per barrel or MMBtu as set forth in the following sentence, times the net well, pipeline or plant imbalance, or other imbalance or overlift or underlift attributable to the Assets as of the Effective Time (each an “Imbalance Volume”).  The price for gaseous Imbalance Volumes shall be the NYMEX natural gas front month index price on the first business day of the month during which the Effective Time occurs, adjusted by the average differential and shrink experienced by Seller for sales of the relevant product with respect to the Assets in the calendar month preceding the Effective Time.

(D)

Seller shall have the right to collect any receivable, refund, claim or other amounts associated with the Assets for periods prior to the Effective Time.  To the extent that Buyer collects any such receivable, refund or other amounts associated with the Assets for periods prior to the Effective Time, then Buyer shall promptly remit any such amounts to Seller.  To the extent that Seller collects any receivable, refund or other amounts associated with the Assets for periods following the Effective Time, then Seller shall promptly remit any such amounts to Buyer.  Buyer and Seller agree to cooperate with each other in efforts to recover any such receivables or refunds.

2.4.Allocation.  The Base Purchase Price shall be allocated to the Assets as set forth in Exhibit 2.4.  The Parties agree that the values allocated to various portions of the Assets, which are set forth on Exhibit 2.4 (singularly with respect to each item, the “Allocated Value” and collectively, the “Allocated Values”), shall be binding on Seller and Buyer and shall be used only for the purposes of adjusting the Base Purchase Price pursuant to Sections 4.2 (relating to Taxes), 5.4 (relating to Title Defects), 5.6 (relating to Preferential Rights), 6.4 (relating to Adverse Environmental Conditions) and 15.1 (relating to Casualty Losses) and are not intended as a measure of value for any other purpose.

2.5.Subsequent Adjustments.  Regardless of the date set for the final settlement, Buyer and Seller agree that their intent is to allow for the earliest practical forwarding of revenue and reimbursement of expenses between them, and Seller and Buyer recognize that either may receive funds or pay expenses after the final settlement date which is properly the property or obligation of the other.  Therefore, upon receipt of net proceeds or payment of net expenses due to or payable by the other Party hereto, whichever occurs first, Seller or Buyer, as the case may be, shall submit a statement to the other Party hereto showing the relevant items of income and expense with supporting documentation.  Payment of any net amount due by Seller or Buyer, as the case may be, on the basis thereof shall be made within ten (10) business days of receipt of the statement.

3.	CLOSING.

3.1.Closing.  The sale and purchase of the Assets (“Closing”) shall be held on or before May 1, 2015, or (a) such later date that is three business days after satisfaction or waiver of the conditions to Closing set forth in Sections 11 and 12 of this Agreement, or (b) any other date as shall be agreed by the Parties, but in any event no later than May 15, 2015 in accordance with Article 13 (“Closing Date”).  The Closing will take place at the offices of Seller in Denver, Colorado, or such other location as shall be agreed by the Parties.

3.2.Delivery by Seller.  At Closing, Seller shall deliver to Buyer:

(A)

An Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit 3.2(A), effecting the sale, transfer, conveyance and assignment of the Assets, with (i) a special warranty of the real property title by, through and under such Seller but not otherwise, and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory.

(B)	Any governmental forms required to effect transfer in accordance with applicable regulations;
(C)	A Certification of Non-Foreign Status with respect to Seller;
(D)	A certificate executed by an authorized officer or manager of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 11.2 have been fulfilled;
(E)	Letters in lieu of transfer orders instructing purchasers of production to pay to Buyer the proceeds of sales of Oil and Gas from the Assets;

(F)	Executed change of operator forms as required by applicable governmental regulation;
(G)	The Closing Adjustment Statement; and
(H)	Possession of the Records and all other Assets.

3.3.Delivery by Buyer.  At Closing, Buyer shall deliver to Seller or Seller’s designee the Purchase Price set forth in the Closing Adjustment Statement, less the amount of the Deposit, by wire transfer in immediately available funds.  At Closing, Buyer and Seller shall instruct the Escrow Agent to deliver the Deposit less the Indemnity Escrow to Seller or Seller’s designee for the credit of Buyer.  The net amount payable at Closing by Buyer is referred to herein as the “Closing Payment.” Buyer shall also deliver evidence that it has in place adequate liability, pollution control, workers compensation and other insurance, and has further provided replacement instruments for each guaranty, bond, letter of credit or similar contingent obligation given by Seller as required by any law, statute, rule, regulation, ordinance, order, decree or code of any Governmental Authority (“Laws”) or the provisions of any Lease or other agreement.  Buyer shall execute and deliver the Assignment and Bill of Sale, Closing Adjustment Statement, and other closing documents as necessary or appropriate.

3.4.Further Cooperation.  At the Closing and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

4.	ACCOUNTING ADJUSTMENTS.

4.1.Closing Adjustments.  With respect to matters that can be determined as of the Closing, Seller shall prepare, in accordance with the provisions of this Article 4, a statement (the “Closing Adjustment Statement”) with relevant supporting information setting forth each adjustment to the Base Purchase Price submitted by Seller in accordance with Section 2.3 of this Agreement.  Seller shall submit the Closing Adjustment Statement to Buyer, together with all records or data supporting the calculation of amounts presented on the Closing Adjustment Statement, no later than two (2) business days prior to the scheduled Closing Date.  Prior to the Closing, Buyer and Seller shall review the adjustments proposed by Seller in the Closing Adjustment Statement.  Agreed adjustments shall be taken into account in computing any adjustments to be made to the Base Purchase Price at the Closing.  When available, actual figures will be used for the adjustments at Closing.  To the extent actual figures are not available, estimates shall be used subject to final adjustments as described in Section 4.3 below.

4.2.Taxes.

(A)

Property Taxes.  All ad valorem taxes, real property taxes, personal property taxes and similar obligations assessed against the Assets (“Property Taxes”) shall be apportioned as of the Effective Time between Buyer and Seller.  Buyer shall file or cause to be filed all required  reports and returns incident to Property Taxes which are due on or after the Closing, and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports and returns.  The Post-Closing Adjustment Statement shall settle all liability for Property Taxes, using estimates based on previous assessments to the extent current assessments are not known.

(B)

Sales Taxes, Filing Fees, Etc. The Base Purchase Price is net of any sales taxes or other transfer taxes.  Buyer shall be liable for any sales tax or other transfer tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamp or taxes imposed upon the sale pursuant to this Agreement.  If Seller is required by applicable state Law to report and pay these taxes or fees, Buyer shall promptly reimburse Seller in full payment of the invoice.  Seller shall cooperate with Buyer in its efforts to obtain any available exemption from such sales and transfer taxes.

(C)

Severance Taxes.  All production, severance, or excise taxes, conservation fees and other similar such taxes or fees (other than income taxes) payable on a current basis with respect to Oil and Gas produced and sold from the Assets (“Severance Taxes”) shall be borne by Seller to the extent the production on which such taxes are based occurs during Seller’s ownership prior to the Effective Time and shall be borne by Buyer to the extent such production occurs after the Effective Time.

4.3.Post-Closing Adjustments.

(A)

A post-closing adjustment statement (the “Post-Closing Adjustment Statement”) based on the actual income and expenses shall be prepared and delivered by Seller to Buyer within one hundred twenty (120) days after the Closing, proposing further adjustments to the calculation of the Purchase Price based on the information then available.  Seller or Buyer, as the case may be, shall be given access to and shall be entitled to review and audit the other Party's records pertaining to the computation of amounts claimed in such Post-Closing Adjustment Statement.

(B)

Within fifteen (15) days after receipt of the Post-Closing Adjustment Statement, Buyer shall deliver to Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Post-Closing Adjustment Statement.  If Buyer does not raise objections within such period, then the Post-Closing Adjustment Statement shall become final and binding upon the Parties at the end of such period.

(C)

If Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections.  If the Parties are unable to resolve any disputed item within fifteen (15) days after Seller’s receipt of Buyer's notice of objection regarding the Post-Closing Adjustment Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within thirty (30)

days.  The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Post-Closing Adjustment Statement shall become final and binding upon the Parties on the date of such resolution.  The fees and expenses of such accounting firm shall be paid one-half by Buyer and one-half by Seller.

(D)

After the Post-Closing Adjustment Statement has become final and binding on the Parties, Seller or Buyer, as the case may be, shall pay within 3 business days to the other such sums as are due to settle accounts between the Parties due to differences between the estimated Purchase Price paid pursuant to the Closing Adjustment Statement and the actual Purchase Price set forth on the Post-Closing Adjustment Statement.

4.4.Suspended Funds.  As of the date hereof, Exhibit 7.1((U) sets forth a schedule of all proceeds from production attributable to the Leases which are currently held in suspense by Seller.  At the Closing, Seller shall provide to Buyer an updated Schedule showing all proceeds from production attributable to the Leases which are currently held in suspense and shall transfer to Buyer all of those suspended proceeds owing to third Persons on account of the sale of Oil and Gas from the Assets, together with all information in the possession of Seller identifying the funds.  Buyer shall be responsible for proper distribution of all the suspended proceeds, to the extent turned over to it by Seller, to the parties lawfully entitled to them and any claims related thereto, and Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against any and all claims, liabilities, losses, costs and expenses arising out of or relating to those suspended proceeds and any claims related thereto.  Seller shall indemnify and hold Buyer harmless from and against any and all claims, liabilities, losses, costs and expenses arising out of or relating to wrongfully withheld suspended funds attributable to the period of time Seller owned the Assets.  Notwithstanding anything the contrary set forth herein, the terms of this Section 4.4 shall survive the Closing for a period of 12 months.

4.5.Audit Adjustments.  Seller retains all rights to adjustments resulting from any operating agreement and other audit claims asserted against third party operators on transactions occurring prior to the Effective Time.  Any credit received by Buyer pertaining to such an audit claim shall be paid to Seller within thirty (30) days after receipt.

4.6.Cooperation.  Each Party covenants and agrees to promptly inform the other with respect to amounts owing under Sections 4.3 and 4.5 hereof.

5.	DUE DILIGENCE; TITLE MATTERS.

5.1.General Access and Examination Period.

(A)

The Examination Period shall commence on the date of this Agreement and end at 5:00 p.m. Central Daylight Time on April 24, 2015.  During the Examination Period, Seller agrees to grant Buyer physical access during reasonable business hours to the Leases and Wells operated by Seller to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Leases and Wells.  With respect to Leases and Wells not operated by Seller, Buyer shall make arrangements with the operator of such Assets prior to engaging in any physical inspection of such Assets.  In connection with any such on-site inspections, Buyer agrees not to interfere with the normal operation of the Leases and Wells.  If Buyer or its agents prepares an environmental assessment of any Lease or Well, Buyer agrees to keep such assessment confidential and to furnish copies thereof to Seller.  In connection with granting such access, Buyer represents that it is adequately insured and waives, releases and agrees to indemnify the Seller Group (as defined in Section 6.2(B)) against all claims for injury to, or death of, persons or for damage to operations or property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer.  This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

(B)

Also during the Examination Period, Seller shall give Buyer and its representatives, employees, consultants, independent contractors, attorneys and other advisors reasonable access to the Records during regular office hours for any and all inspections and copying.

5.2.Defensible Title.  As used herein the term Defensible Title shall mean:

(A)	As to the Wells and each of the Leases that record title or operating rights of Seller which:
(i)

entitles Seller to receive, and after Closing will entitle Buyer to receive from the Wells, and the Leases, without duplication not less than the interests shown in Exhibit A-3 or Exhibit A-1, as applicable, as the “Net Revenue Interest” of all Oil and Gas produced, saved and marketed from or allocated to (a) the formations or depth intervals specified for such Well in Exhibit A-3 or (b) the formations or depth intervals specified for such Leases in Exhibit A-1, or in either case which have otherwise been given Allocated Value, all without reduction, suspension or termination except as stated in such Exhibit or otherwise permitted as Permitted Encumbrances; and

(ii)

obligates Seller to bear, and after Closing will obligate Buyer to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the formations or depth intervals specified for such Well in Exhibit A-3 or the formations or depth intervals specified for such Leases in Exhibit A-1 not greater than the “Working Interest” shown in Exhibit A-3 or Exhibit A-1, as applicable (without a proportionate increase in the Net Revenue Interest), all without increase except as stated in such Exhibit or otherwise permitted as Permitted Encumbrances; and

(B)	That title of Seller to the Assets is free and clear of liens, encumbrances and defects, except for Permitted Encumbrances.
(C)	As used herein, the term “Permitted Encumbrances” shall mean any one or more of the following:
(1)

Any lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and similar burdens (not owned or held by Seller or any Affiliate of Seller) reflected in the public records or in the Records, if the net cumulative effect of the burdens does not operate to reduce the Net Revenue Interest of Seller below the interest described in Exhibit A-3 or Exhibit A-1, as applicable, for the Well or any Lease;

(2)

Division orders and oil production sales contracts terminable without penalty upon no more than ninety (90) days notice to the purchaser and gas or gas processing contracts included as Contracts on Exhibit A-2;

(3)

Preferential Rights and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

(4)

Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business, or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

(5)

All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(6)

Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted on any Well or Lease;

(7)

All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Assets that are either (i) of record in Seller’s chain of title or (ii) reflected or referenced in the Records or (iii) included as

Contracts on Exhibit A-2, to the extent they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that described in Exhibit A-3, or Exhibit A-1, as applicable, or increase Seller’s Working Interest above that described in Exhibit A-3, or Exhibit A-1 for the Well or Lease;

(8)	Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;
(9)	All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable Laws of any Governmental Authority;
(10)

All Leases and all Contracts to the extent they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that described in Exhibit A-3, or Exhibit A-1, as applicable, or increase Seller’s Working Interest above that described in Exhibit A-3, or Exhibit A-1 for the Well or Lease; and

(11)

All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate are not such as to materially interfere with the operation, value or use of any of the Assets or have not prevented, and cannot reasonably be expected to prevent, Buyer from receiving the Net Revenue Interest portion of the proceeds of production from the affected Assets.

5.3.Defect Letters.

(A)

Buyer may from time to time, but no later than the expiration of the Examination Period, notify Seller in writing (a “Title Defect Notice”) of any matter which would cause title to all or part of the Assets not to be Defensible Title (“Title Defect”), provided that no Title Defect shall be deemed to exist unless the Title Defect Value thereof exceeds Ten Thousand Dollars ($10,000.00) (the “Individual Title Defect Threshold”).  Further, there shall be no downward adjustment to the Base Purchase Price unless (i) the aggregate Title Defect Values of all Title Defects exceeding the Individual Title Defect Threshold minus (ii) the aggregate values of all Title Benefits exceeding the Individual Title Defect Threshold exceeds One Hundred Thousand Dollars ($100,000.00) (the “Title Defect Hurdle Rate”) after which point the Base Purchase Price may be adjusted downward by an amount equal to the excess of clause (i) hereof over clause (ii) hereof.  In order to provide Seller a reasonable opportunity to cure any Title Defects prior to Closing, Buyer shall use reasonable efforts to provide the Notice as soon as reasonably possible after becoming aware of or making its determination of the Title Defect.

(B)

In the Title Defect Notice, Buyer must describe with reasonable detail each alleged Title Defect it has discovered and the proposed steps required to cure each Title Defect, include Buyer’s reasonable estimate of the Title Defect Value attributable to each, and include all material data and information in Buyer's possession or control bearing thereon.  Except with respect to breaches of Seller’s special warranty of title contained in the Assignment and Bill of Sale, (i) Buyer shall be deemed to have conclusively waived all Title Defects not disclosed to Seller in a Title Defect Notice before the expiration of the Examination Period, and (ii) Buyer waives any remedy against Seller for individual Title Defects that do not exceed the Individual Title Defect Threshold and for all Title Defects in the event the aggregate Title Defect Values for all such Title Defects does not exceed the Title Defect Hurdle Rate or for which timely notice is not given as provided hereunder or for which adjustment is made as hereafter provided.

(C)	Upon timely delivery of a Title Defect Notice by Buyer:
(i)

Within two (2) business days after Seller’s receipt of the Title Defect Notice, Seller shall notify Buyer whether Seller agrees with Buyer’s claimed Title Defects and/or the proposed Title Defect Values therefor (“Seller’s Title Response”).  If Seller does not agree with any claimed Title Defect and/or the proposed Title Defect Value therefor, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

(ii)

upon receipt of Seller’s Title Response, Buyer shall notify Seller whether Buyer agrees with Seller’s proposed cure of a Title Defect.  If Buyer does not agree with any such cure, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

(iii)

if the Parties cannot reach agreement concerning either the existence of a Title Defect, Seller’s proposed cure of a Title Defect, or a Title Defect Value prior to Closing, upon either Party’s request, the Parties shall mutually agree on and employ an attorney experienced in title examination in the state where the Assets are located (“Title Consultant”) to resolve all points of disagreement relating to Title Defects and Title Defect Values;

(iv)

if at any time any Title Consultant so chosen fails or refuses to perform hereunder, a new Title Consultant shall be chosen by the Parties.  The cost of any such Title Consultant shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.  Each Party shall present a written statement of its position on the Title Defect and/or Title Defect Value in question to the Title Consultant within five (5) days after the Title Consultant is selected, and the Title Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements.  The determination by the Title Consultant shall be conclusive and binding on the Parties, and shall be enforceable against any Party in any court of competent jurisdiction.  To the extent that agreement has not been reached by the parties, the Closing Date shall be deferred only as to those Assets affected by any unresolved disputes regarding the existence of a Title Defect and/or the Title Defect Value until the Title Consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Assets having reference to the Closing Date shall be correspondingly deferred.  Once the Title Consultant’s determination has been expressed to both Parties, if applicable, Seller shall have five (5) days in which to advise Buyer in writing which of the options available to Seller under Section 5.4 that Seller elects regarding each of the Assets as to which the Title Consultant has made a determination.  In evaluating whether a Title Defect exists, due consideration shall be given to the length of time that the particular Asset has been producing Oil and Gas and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, working interest owners and/or purchasers engaged in the business of the exploration, development, and operation of oil and gas properties.

5.4.Effect of Title Defect and Title Benefit.

(A)

In the event Buyer provides Seller with a timely Title Defect Notice and the Title Defects are valid and exceed the Title Defect Hurdle Rate (as determined and calculated pursuant to Section 5.3(A)), for those Title Defects not cured by Closing, Seller may at its sole discretion:

(i)

adjust the Base Purchase Price in the amount of the Title Defect Value of the Asset to which such Title Defect relates and proceed to Closing on all Assets; provided that Seller shall not be obligated to transfer any Asset for which the Title Defect Value equals or exceeds such Asset's Allocated Value; or

(ii)

(a) proceed with Closing on those Assets not affected by the valid Title Defects and such Assets to which a Title Defect relates but for which Seller has elected to proceed to Closing with an adjustment of the Base Purchase Price in the amount of the Title Defect Value of such Assets and (b) defer Closing on those other Assets to which a Title Defect relates and for which Seller has elected to attempt to cure such Title Defect and to not proceed to Closing; provided that if Seller is unable to cure such Title Defect prior to the expiration of 45 days, Buyer shall have the option to require Seller to convey such Assets with the Title Defect and to proceed to Closing with an adjustment of the Base Purchase Price in the amount of the Title Defect Value of such Assets as determined by the Title Consultant; provided further that Seller shall not be obligated to transfer any Asset for which the Title Defect Value equals or exceeds such Asset’s Allocated Value.
(B)	The diminution in value of an Asset attributable to a valid Title Defect (the “Title Defect Value”) notified in a Title Defect Notice shall be determined by the following:
(i)

if the valid Title Defect asserted is that the actual Net Revenue Interest owned by Seller in all formations or depth intervals in a Well or Lease in Exhibit A-3 or Exhibit A-1, as applicable, is less than Net Revenue Interest set forth on Exhibit A-3 or Exhibit A-1 for such Well or Lease, then the Title Defect Value is the product of the Allocated Value attributed to the affected Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth on Exhibit A-3 or Exhibit A-1, as applicable, and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated in the applicable Exhibit;

(ii)

if the valid Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), the amount of the Title Defect Value is to be determined by taking into account the Allocated Value of such Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Buyer and Seller; or

(iii)

if the valid Title Defect asserted is that Seller owns no interest in a formation or depth interval specified for a Well or any Lease in Exhibit A-3 or Exhibit A-1, as applicable, or that the actual Net Revenue Interest owned by Seller  in any one or less than all formations or depth intervals specified for a Well or any Lease in Exhibit A-3 or Exhibit A-1, as applicable, is less than Net Revenue Interest set forth on Exhibit A-3 or Exhibit A-1, as applicable, for such Well or Lease, then each of Buyer and Seller shall propose a Title Defect Value based on its respective engineering analysis of the effect of such Title Defect taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, and the potential economic effect of the Title Defect over the life of the affected Asset, and the Parties shall use their respective good faith efforts to agree on a Title Defect Value based on such engineering analyses and other factors.  In the event the Parties are unable to agree, then the applicable Title Defect Value shall be determined in accordance with Section 5.3(C)(iii) and 5.3(C)(iv).

(iv)	Notwithstanding the above, in no event shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset.
(C)

The term “Title Benefit”, as used in this Agreement, shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Well or Lease set forth in Exhibit A-1 or Exhibit A-3, as applicable, without causing a greater than proportionate increase in Seller’s Working Interest set forth in said Exhibit A-1 or Exhibit A-3.

(i)

If Seller discovers a Title Benefit affecting any Asset, Seller may notify Buyer of such alleged Title Benefit prior to the expiration of the Examination Period (“Title Benefit Notice”).  The Title Benefit Notice should describe the Title Benefit with reasonable detail, identify the specific Asset or Assets affected by such Title Benefit, and include a good faith estimate of the Title Benefit Value.   The “Title Benefit Value” is the product of any Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest applicable thereto as set forth in Exhibit A-3 and the actual Net Revenue Interest, and the denominator of which is the applicable Net Revenue Interest set forth in said Exhibit A-3; provided however that if the Title Benefit Value does not affect the applicable Asset throughout its entire life, the Title Benefit Value shall be reduced to take into account the applicable time period only.

(ii)

If on or before the Closing Date the Parties have not agreed as to the validity of any asserted Title Benefit or Title Benefit Value attributable thereto, either party may elect to have the validity of such Title Benefit or Title Benefit Value determined by a Title Consultant in the same manner as prescribed above in Section 5.3(C) for the determination of a Title Defect.  If the validity of any asserted Title Benefit, is not determined before Closing, the Assets affected by such asserted Title Benefit shall be conveyed to Buyer at the Closing, but the Purchase Price paid at Closing shall not be adjusted, and upon the final resolution of such dispute the Benefit Value, if any, not found to be attributable to such Title Benefit shall be promptly paid by Buyer to Seller.

(iii)

If on or before the Closing Date the Parties have agreed as to the validity of any asserted Title Benefit and the Title Benefit Value attributable thereto, then the Base Purchase Price will be adjusted as provided in Section 5.3(A), taking into consideration the Title Benefit Value of the Asset to which such Title Benefit relates.

5.5.Consents To Assign.

(A)

Seller shall use reasonable efforts, with reasonable assistance from Buyer (including Buyer providing required assurances of financial condition and operator qualifications, if needed), to obtain all Consents To Assign before the Closing.

(B)

If, during the course of Buyer’s due diligence review, Buyer discovers any Consents To Assign that are not listed in Exhibit 7.1(J), Buyer shall as promptly as practicable after discovery give written notice to Seller of such Consents To Assign, and Exhibit 7.1(J) shall be deemed updated by the additional Consents To Assign.

(C)

If a Consent To Assign is not obtained before the Closing: (i) until the Post-Closing Adjustment Statement is finalized, Seller and Buyer shall work together in good faith to obtain such Consent To Assign (including, in the case of Buyer, providing required assurance of financial condition and operator qualifications); (ii) neither this Agreement nor the Assignment and Bill of Sale nor any document delivered pursuant to this Agreement shall constitute an actual or attempted sale, assignment, assumption, transfer, conveyance, or delivery of the Assets or Assumed Liabilities subject to such Consent To Assign; and (iii) if Buyer does not elect to treat the failure to obtain such Consent To Assign as a Title Defect under Article 5, then that portion of the Assets affected by such Consent to Assign shall be excluded from the Assets conveyed at the Closing, and the Base Purchase Price shall be adjusted downward by the Allocated Value of such portion of the Assets.  Until any such Consent To Assign is obtained the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of the Assets and the burdens of the Assumed Liabilities subject to such Consent To Assign.  Promptly after any such Consent To Assign is obtained, Seller shall assign, transfer, and convey to Buyer, and Buyer shall assume from Seller, the Asset or Assumed Liabilities covered by the Consent To Assign pursuant to special-purpose assignment and assumption documents substantially consistent with the documents previously executed and delivered by the Parties for transfer of the Assets and Assumed Liabilities to Buyer and pay to Seller the applicable portion of the Base Purchase Price according to its Allocated Value.

5.6.Preferential Rights.

(A)

Seller shall comply with any Preferential Rights by sending written notice of this Agreement, within the time period required under the applicable Contracts but in no event more than five (5) business days following execution of this Agreement, to all Persons holding any such Preferential Rights, offering to sell to each such Person that portion of the Assets for which such a Preferential Right is held for an amount equal to the Allocated Value of such portion of the Assets.

(B)	If, during the course of its due diligence review, Buyer discovers any additional Preferential Right applicable to the Assets, Buyer shall promptly after discovery provide written notice to Seller of such Preferential Right, whereupon Seller shall promptly thereafter comply with such Preferential Right in accordance with Section 5.6(A).
(C)

If, before the Closing Date, any Preferential Right affecting any portion of the Assets is exercised (whether or not the transactions contemplated by such Preferential Right have been consummated), or if the time frame for the exercise of such Preferential Right has not expired and Seller has not received a waiver of the Preferential Right, then that portion of the Assets affected by such Preferential Right shall be excluded from the Assets conveyed at the Closing, and the Base Purchase Price shall be adjusted downward by the Allocated Value of such portion of the Assets.

(D)

If an Asset is excluded from the Closing pursuant to Section 5.6(C), and the applicable third Person does not consummate the transaction within the time frame specified in the Preferential Right (provided that the reason therefor is not Seller’s default), the time for the exercise of such Preferential Right expires, and the Asset may in all other respects be conveyed to Buyer free and clear of such Preferential Right, Seller agrees to convey the affected Asset to Buyer as soon as possible thereafter pursuant to an Assignment and Bill of Sale substantially in the form of Exhibit 3.2(A), such conveyance to be effective as of the Effective Time, and Buyer agrees to pay Seller the Allocated Value of the affected Asset.

6.	ENVIRONMENTAL ASSESSMENT.

6.1.Physical Condition of the Assets.

(A)

Buyer acknowledges that the Assets have been used for oil and gas drilling and production operations and possibly for the storage and disposal of waste materials or hazardous substances related to standard oil field operations.  Physical changes in or under the Assets or adjacent lands may have occurred as a result of such uses.  The Assets also may contain previously plugged and abandoned wells, buried pipelines and storage tanks, and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets.  Except to the extent expressly to be retained by Seller as a Retained Liability or subject to remedy under Sections 6.3, 6.4 and 6.5, the Assumed Liabilities include all liabilities and obligations related to such matters.  Pursuant to the Safe Water Drinking and Toxic Enforcement Act of 1986, Buyer is hereby notified and assumes the risk that detectable amounts of chemicals known to cause cancer, birth defects and other reproductive harm may be found in, on or around the Assets.

(B)

In addition, Buyer acknowledges that some oil field production equipment located on the Assets may contain asbestos and/or naturally-occurring radioactive material (“NORM”).  In this regard, Buyer expressly understands that NORM may affix or attach itself to inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Assets.  Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where it may be found, and that upon consummation of the Closing Buyer shall be deemed to have assumed all liability when such activities are performed.

6.2.Inspection and Testing.

(A)

During the Examination Period, Buyer shall have the right, at its sole cost and risk, to conduct an environmental assessment of the Assets to the extent that Seller has the authority to grant such right to Buyer; provided however, the scope of the work comprising Buyer’s environmental assessment shall be limited to a Phase I environmental site assessment or other tests and procedures agreed upon by Buyer and Seller, but shall not include any intrusive test or procedure without prior written consent of Seller. If Buyer requests an intrusive test or procedure, Buyer shall submit its work plan for the environmental assessment prior to commencement and Seller shall have the right to review and approve same, including but not limited to those portions of any plan to conduct such an environmental assessment involving sampling, boring, drilling or other invasive activity. If Seller does not approve any work plan submitted by Buyer for environmental assessment, then the specific property associated with such plan will be treated as an Adverse Environmental Condition and subject to the provisions of Section 6.4(B), provided that Buyer shall be permitted to cause the Seller to retain the affected Asset and reduce the Base Purchase Price by the Allocated Value of the affected Asset without meeting the Environmental Defect Hurdle Rate condition expressed in Section 6.4(B). Seller shall have the right to have a representative accompany Buyer at all times during Buyer’s environmental assessment and Buyer shall immediately provide to Seller any data obtained from such assessments, including any reports and conclusions.  Seller and Buyer shall keep all information relating to such assessments strictly confidential whether or not Closing occurs, except as may be required pursuant to any Environmental Laws.

(B)

Buyer waives and releases all claims against Seller, its Affiliates, and each of their respective directors, officers, employees, agents and other representatives and their successors and assigns (collectively, the “Seller Group”), for injury to or death of persons, or damage to property, arising in any way from the exercise of rights granted to Buyer by this Section 6.2 or the activities of Buyer or its employees, agents or contractors on the Assets.  BUYER SHALL INDEMNIFY THE SELLER GROUP AGAINST AND HOLD THE MEMBERS OF THE SELLER GROUP HARMLESS FROM ANY AND ALL LOSS, COST, DAMAGE, EXPENSE OR LIABILITY, INCLUDING ATTORNEY'S FEES, WHATSOEVER ARISING OUT OF (I) ANY AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR

MATERIALS FURNISHED IN CONNECTION WITH SUCH TESTS, SAMPLINGS, STUDIES OR SURVEYS AS BUYER MAY CONDUCT WITH RESPECT TO THE ASSETS; AND (II) ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE ASSETS AS A RESULT OF SUCH EXERCISE OR ACTIVITIES.  PROVIDED, HOWEVER, THE FOREGOING INDEMNITY OF THE SELLER GROUP BY BUYER SHALL NOT INCLUDE THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER, EMPLOYEE, AGENT, CONTRACTOR, OR OTHER REPRESENTATIVE OF THE SELLER GROUP.

(C)

“Environmental Laws” means all applicable Laws regulating or otherwise pertaining to: (i) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants; (ii) surface waters, ground waters, ambient air and any other environmental medium on or off any Lease; or (iii) the environment, habitat protection or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the National Environmental Policy Act, the Endangered Species Act, the Oil Pollution Act of 1990, and all regulations promulgated pursuant thereto.  “Environmental Liabilities” shall mean any and all environmental response costs, costs to cure, restoration costs, costs of remediation or removal, settlements, penalties, fines, attorneys’ fees and other Losses, including any such matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to an Adverse Environmental Condition occurring with respect to the Assets.

6.3.Notice of Adverse Environmental Conditions.  Buyer may from time to time, but no later than the expiration of the Examination Period, notify Seller in writing of any Adverse Environmental Condition with respect to the Assets.  Such notice shall describe in reasonable detail the Adverse Environmental Condition and include the estimated Environmental Defect Value attributable thereto (the “Environmental Defect Notice”).  No Adverse Environmental Condition shall be deemed to exist unless the Environmental Defect Value exceeds Ten Thousand Dollars ($10,000.00) in each individual case (the “Individual Environmental Defect Threshold”).  Further, there shall be no adjustment to the Base Purchase Price unless the aggregate Environmental Defect Values of all Adverse Environmental Conditions exceeding the Individual Environmental Defect Threshold exceeds One Hundred Thousand Dollars ($100,000.00) (the “Environmental Defect Hurdle Rate”), after which point the Base Purchase Price may be adjusted downward for all Environmental Defect Values exceeding the Individual

Environmental Defect Threshold.  The “Environmental Defect Value” attributable to any Adverse Environmental Condition shall be the estimated amount (net to Seller’s interest) of all reasonable costs and claims necessary to Remediate the Adverse Environmental Conditions and satisfy any penalties, claims for damages, or any other liability (including Environmental Liability), to which Buyer may become subject by assuming responsibility for the affected property under the terms of this Agreement, all as reasonably determined and estimated by Buyer.  The term “Adverse Environmental Condition” means (i) the failure of the Assets to be in material compliance with all applicable Environmental Laws or a physical or environmental condition on or related to any Asset that would, if asserted, give rise to material liability under applicable Environmental Laws; (ii) the Assets being subject to any agreements, consent orders, decrees or judgments currently in existence based on any Environmental Laws that negatively and materially impact the future value or use of any portion of the Assets or that require any material change in the present conditions of any of the Assets; or (iii) the Assets being subject to any material uncured notices of violations of or material non-compliance with any applicable Environmental Laws or any claim of material violation of any Environmental Laws to the extent not disclosed to Buyer prior to execution of this Agreement.  Buyer shall be deemed to have conclusively waived and to have accepted as Assumed Liabilities all Environmental Liabilities relating to (i) all Adverse Environmental Conditions not contained in an Environmental Defect Notice delivered to Seller on or before the expiration of the Examination Period, (ii) all individual Adverse Environmental Conditions that do not exceed the Individual Environmental Defect Threshold and all Adverse Environmental Conditions in the event the aggregate Environmental Defect Values for all such Adverse Environmental Conditions validated as provided in this Agreement do not exceed the Environmental Defect Hurdle Rate, excluding in each case any Environmental Liability that constitutes a breach of Seller’s representations and warranties (collectively, the “Assumed Environmental Liabilities”).

6.4.Rights and Remedies for Adverse Environmental Conditions.

(A)	Upon timely delivery of an Environmental Defect Notice by Buyer:
(i)

Within two (2) days after Seller’s receipt of the Environmental Defect Notice, Seller shall notify Buyer whether Seller agrees with Buyer’s claimed Adverse Environmental Condition and/or the proposed Environmental Defect Value therefor (“Seller’s Environmental Response”).  If Seller does not agree with any claimed Adverse Environmental Condition and/or the proposed Environmental Defect Value therefor, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

(ii)

upon receipt of Seller’s Environmental Response, Buyer shall notify Seller whether Buyer agrees with Seller’s proposed remediation of an Adverse Environmental Condition.  If Buyer does not agree with any such remediation, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

(iii)

if the Parties cannot reach agreement concerning either the existence of an Adverse Environmental Condition, Seller’s proposed remediation of an Environmental Defect, or an Environmental Defect Value prior to Closing, then Section 6.4(E) below shall apply;

(iv)

if the asserted Environmental Defect Value of an Asset affected by an Adverse Environmental Condition equals or exceeds the Allocated Value of such Asset, either Seller or Buyer may elect to exclude the affected Asset from the transaction and Seller shall retain the affected Asset and the Base Purchase Price shall be reduced by the Allocated Value of the affected Asset.

(B)

In the event the aggregate Environmental Defect Values of all Adverse Environmental Conditions (relating to Assets not excluded from the transaction pursuant to Section 6.4(A)(iv)) timely notified by Buyer to Seller exceeds the Environmental Defect Hurdle Rate, Buyer may on an Asset by Asset basis elect to (i) proceed to Closing and adjust the Base Purchase Price in an amount equal to the aggregate of the applicable Environmental Defect Values, or (ii) cause Seller to retain the affected Asset and reduce the Base Purchase Price by the Allocated Value of the affected Asset; provided that, in either case, if and only if the Remediation can be completed within a 180 day period at a cost less than the Allocated Value for such Asset, then the Seller may elect to defer Closing with respect to the affected Asset and to Remediate the Adverse Environmental Conditions with respect to such Asset in lieu of either remedy elected by Buyer, subject to the provisions set forth below.  If Buyer fails to make an election within the time provided in Section 6.4(E), Buyer shall be deemed to have elected to cause Seller to retain the affected Asset as provided in clause (ii) of this Section 6.4(B).

(C)	Buyer waives and assumes as an Assumed Liability any Adverse Environmental Condition for which Buyer has received an adjustment to the Base Purchase Price in accordance with Section 6.4(A).
(D)

The term “Remediate” or “Remediation” means, with respect to any valid Adverse Environmental Condition, the undertaking and completion of those actions and activities necessary to eliminate or correct such Adverse Environmental Condition to the degree sufficient that such Adverse Environmental Condition no longer constitutes an Adverse Environmental Condition as defined above.  Seller shall promptly notify Buyer at such time as it believes that it has Remediated an Adverse Environmental Condition.  Buyer shall promptly notify Seller whether it agrees such condition is Remediated.  If Buyer fails to notify Seller of its determination with respect to such Remediation within five (5) days following Seller’s notice, then Buyer shall be deemed to have disagreed with Seller and such matter shall be resolved in accordance with Section 6.4(E) below.

(E)

If Seller and Buyer are unable to agree on or before the Closing Date on the amount of the Environmental Defect Value or that an Adverse Environmental Condition exists, has been Remediated or is required to be Remediated, then, upon either Party’s request, the dispute will be submitted to a mutually acceptable company with recognized expertise in the oil and gas environmental remediation and regulation field (the “Environmental Consultant”) whose determination shall be final and binding upon the Parties.  Seller and Buyer shall each bear their respective costs and expenses incurred in connection with any such dispute, and one-half (1/2) of the fees, costs and expenses charged by the Environmental Consultant.  Each Party shall present a written statement of its position on the Adverse Environmental Condition and/or the Environmental Defect Value in question to the Environmental Consultant within five (5) days after the Environmental Consultant is selected, and the Environmental Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements.  If necessary, the Closing Date shall be deferred only as to those Assets affected by any unresolved disputes regarding the existence of an Adverse Environmental Condition and/or the Environmental Defect Value until the Environmental Consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Assets having reference to the Closing Date shall be correspondingly deferred.  All Assets as to which no such dispute(s) exist shall be conveyed to Buyer subject to the terms of this Agreement at Closing.  Once the Environmental Consultant's determination has been expressed to both Parties, if applicable, Buyer shall have five (5) days in which to advise Seller in writing which of the options available to Buyer under Section 6.4(B)  Buyer elects regarding each of the Assets as to which the Environmental Consultant has made a determination.

6.5.Remediation.  If Seller elects to Remediate an Adverse Environmental Condition or Seller is required by a governmental or regulatory agency to Remediate an Adverse Environmental Condition, the following will govern the Remediation:

(A)

Seller shall be responsible for all negotiations and contacts with federal, state, and local agencies and authorities.  Buyer may not make any independent contacts with any agency, authority, or other third party with respect to the Adverse Environmental Condition or Remediation and shall keep all information regarding the Adverse Environmental Condition and Remediation confidential, except in each instance to the extent required by applicable Law.

(B)

Seller shall Remediate the Adverse Environmental Condition to the level agreed upon by Seller and Buyer (or failing such agreement to the level determined by the Environmental Consultant), but in no event shall Seller be required to Remediate the Adverse Environmental Condition beyond the level required by the Environmental Laws in effect at the Effective Time or at a cost in excess of the Allocated Value of the affected Asset.  Seller shall provide all documents, studies, data and copies of third party or governmental communications on an ongoing basis to keep Buyer fully informed as to the progress and resolution of the Remediation.
(C)

Buyer shall grant and warrant access and entry to the Assets after Closing to Seller and third parties conducting assessments or Remediation, to the extent and as long as necessary to conduct and complete the assessment or Remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or Remediation.

(D)

Buyer shall facilitate Seller’s ingress and egress or assessment or Remediation activities after the Closing.  Seller shall make reasonable efforts to perform the work so as to minimize disruption to Buyer's business activities.  Seller waives and releases all claims against Buyer, its Affiliates, and each of their respective directors, officers, employees, agents and other representatives and their successor and assigns (collectively, the “Buyer Group”), for injury to or death of persons, or damage to property, arising in any way from the exercise of rights granted to Seller by this Section 6.5 or the activities of Seller or its employees, agents or contractors on the Assets.  SELLER SHALL INDEMNIFY THE BUYER GROUP AGAINST AND HOLD THE MEMBERS OF THE BUYER GROUP HARMLESS FROM ANY AND ALL LOSS, COST, DAMAGE, EXPENSE OR LIABILITY, INCLUDING ATTORNEY'S FEES, WHATSOEVER ARISING OUT OF (I) ANY AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR MATERIALS FURNISHED IN CONNECTION WITH SUCH REMEDIATION WORK AS SELLER MAY CONDUCT WITH RESPECT TO THE ASSETS; AND (II) ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE ASSETS AS A RESULT OF SUCH ACTIVITIES.  PROVIDED, HOWEVER, THE FOREGOING INDEMNITY OF THE BUYER GROUP BY SELLER SHALL NOT INCLUDE THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER, EMPLOYEE, AGENT, CONTRACTOR, OR OTHER REPRESENTATIVE OF THE BUYER GROUP.

(E)	Seller shall continue Remediation of the Adverse Environmental Condition until the first of the following occurs:
(i)	the appropriate governmental authorities provide notice to Seller or Buyer that no further Remediation of the Adverse Environmental Condition is required; or
(ii)	the Adverse Environmental Condition has been Remediated to the level required by the Environmental Laws or as agreed by the Parties.

Upon the occurrence of either (i) or (ii) above, Seller shall notify Buyer that Remediation of the Adverse Environmental Condition is complete and provide a copy of the notification described in (i) above, if applicable.  Upon delivery of said notice, Seller shall be released from all liability and have no further obligations under any provisions of this Agreement in connection with an Adverse Environmental Condition.

(F)

Until Seller completes Remediation of an Adverse Environmental Condition, Seller and Buyer shall each notify the other of any pending or threatened claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the Remediation of such Adverse Environmental Condition.

7.	REPRESENTATIONS AND WARRANTIES OF SELLER.

7.1.Seller’s Representations and Warranties.  Seller represents and warrants the following as of the date of execution of this Agreement and as of the Closing unless otherwise stated:

(A)

Status of Organization.  Seller is duly organized, validly existing and in good standing under the Laws of its state of formation or organization, and is duly qualified to do business in the state of Texas.

(B)

Authority. Seller has the requisite power and authority to own its interest in the Assets, to enter into this Agreement, to carry out the transactions contemplated hereby, to transfer such interest in the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of Seller set forth in this Agreement.

(C)

Validity of Obligations.  The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and any documents or instruments delivered by Seller at the Closing will be duly executed and delivered by Seller.  This Agreement constitutes, and at the Closing such documents and instruments shall constitute, legal, valid and binding obligations of Seller, enforceable in accordance with their terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(D)

No Violation.  The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not (i) violate, or be in conflict with, any provision of Seller's governing documents, (ii) subject to obtaining any consents, approvals and releases of liens required under the Second Amended and Restated Credit Agreement and the Secured Term Loan Agreement of Resolute Energy Corporation from the lenders party thereto (collectively, the “Lender Liens”), result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other financing instrument, license or agreement to which Seller is a party and which will be included in or burden the Assets following the Closing, (iii) violate any judgment, order, ruling or decree applicable to Seller as a party in interest or to the Assets, or (iv) violate any Laws applicable to Seller or any of the Assets, except for (a) rights to consent by, required notices to, filings with, approvals or authorizations of, or other actions by any Governmental Authority where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof and (b) any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect on the Assets or on Seller’s ability to consummate the transactions contemplated hereby. “Material Adverse Effect” shall mean any condition that would have an adverse effect on the value or operation of an affected Asset exceeding Three Hundred Fifty Thousand Dollars ($350,000).

(E)

AFE’s.  Except as set forth in Exhibit 7.1(E), there are no outstanding calls or payments under authorities for expenditures for payments, or other commitments to make capital expenditures, relating to the Assets which are due and have not been made or which will be binding on Seller or Buyer following the Effective Time in excess of $25,000.

(F)

Prepayments.  Except as set forth in Exhibit 7.1(F), there are no existing contracts for or prepayments, take-or-pay arrangements, buydowns, buyouts for Oil and Gas, or storage of the same relating to the Assets which Buyer shall be obligated to honor and make deliveries of Oil and Gas or pay refunds of amounts previously paid under such contracts or arrangements.

(G)

Litigation.  Except as set forth in Exhibit 7.1(G), no proceeding, arbitration, action, suit, pending settlement, investigation, or other legal proceeding of any kind or nature before or by any Governmental Authority (each a “Proceeding”) which relates to the Assets is pending or, to Seller’s knowledge, threatened.

(H)

Broker’s Fees.  Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement, and, if any such obligation or liability exists, it shall remain an obligation of Seller, and Buyer shall have no responsibility therefor.

(I)

Taxes.  (a) Except as set forth in Exhibit 7.1(I), with respect to the Assets, (i)  all returns, reports, statements (including estimated returns, reports and statements) and other similar filings (“Tax Returns”) required to be filed by or on behalf of Seller with respect to Taxes have been timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, (ii) such Tax Returns are true and correct in all material respects, and (iii) all Taxes due as shown by such Tax Returns or otherwise with respect to the Assets have been paid, except those being contested in good faith, and there are no liens for Taxes on any of the Assets.  With respect to all Taxes related to the Assets, except as set forth in Exhibit 7.1(I), (iv) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (v) there are no Proceedings against the Assets or Seller by any Governmental Authority; and (vi) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.  As used in this Agreement, “Taxes” means all federal, state and local income, profits, franchise, sales, use, Property, Severance, ad valorem, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes imposed by any Governmental Authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

(b) No portion of the Assets (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes "partnership property" (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership.  For purposes of this Section 7.1(I), a "tax partnership" is any entity, organization or group deemed to be a partnership within the meaning of section 761 of the Code or any similar federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of Subchapter K of Chapter 1 of Subtitle A of the Code by reasons of elections made, pursuant to section 761 (a) of the Code and all such similar federal statutes, rules and regulations, to be excluded from the application of all such partnership provisions.  Neither Seller nor any of its Affiliates is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements by which Buyer or any of the Assets would be bound or subject.  To the knowledge of Seller, none of the Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.  Neither Seller nor any of its Affiliates is a party to any agreement with any Governmental Authority with respect to Taxes that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(J)

Preferential Rights to Purchase; Consents To Assign; Tag Along Interests.  Except as set forth on Exhibit 7.1(J), other than consents and approvals of Governmental Authorities customarily obtained after Closing, to Seller’s knowledge, there are no preferential rights to purchase (“Preferential Rights”) or consents, approvals or authorizations to assign (“Consents To Assign”), applicable to the sale, assignment or other transfer of any of the Leases or Contracts, which, if not obtained or waived, would result in a termination or material impairment of the affected Asset or an invalidation of the conveyance of the affected Asset to Buyer. Except as set forth on Exhibit 7.1(J), the Assets are not subject to any additional rights (“Tag Along Rights”) of any third party to join or participate with such Seller in the sale of such third party’s interests along with such Seller’s interest in any of the Assets (“Tag Along Interests”).

(K)

Compliance with Laws.  Except as disclosed on Exhibit 7.1(K), since the date of such Seller’s acquisition of its interest in the Assets, the ownership, operation, development, maintenance, and use of any of the Assets have been, in material compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets.  Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 7.1(K) relating to any Environmental Laws which are addressed in Article 6, with respect to Taxes which are addressed in Section 7.1(I), or with respect to Royalties which are addressed in Section 7.1(N).

(L)

Contracts.  All Contracts have been listed in Exhibit A-2.  “Contracts” as used in this Section 7.1(L) means all Contracts material to the ownership, operation, development, use, production from, or maintenance of the Assets but do not include drilling contracts, master service agreements and other contracts that are personal in nature to Seller and do not convey rights or obligations in the Assets.  Except as set forth on Exhibit 7.1(L) (a) there are no Contracts with Affiliates of Seller to which the Assets are subject or which will be binding on Buyer or the Assets after the Closing, (b) there are no futures, options, swaps or other derivatives with respect to the sale of production to which the Assets are subject or which will be binding on Buyer or the Assets after the Closing, (c) there are no Contracts for the purchase, sale or exchange of Oil and Gas produced from or attributable to the Assets, to which the Assets are subject or which will be binding on Buyer or the Assets after the Closing that Buyer will not be entitled to terminate at will (without penalty) on ninety (90) days notice or less and (d) no notice of default or breach has been received or delivered by such Seller under any Contract, the resolution of which is currently outstanding, and there are no current notices received by Seller of the exercise of any premature termination, price redetermination, market-out or curtailment of any Contract.

(M)	Leases. Seller is fully qualified to own and hold its interest in all of the Leases.
(N)

Payments for Oil and Gas Production.  Except as set forth on Exhibit 7.1(N), during Seller’s period of ownership, all royalties, excess royalty, overriding royalty interests, Oil and Gas production payments, and other payments (collectively, “Royalties”) due and payable by Seller to the owners under or with respect to the Assets and the Oil and Gas produced therefrom or attributable thereto, have been properly and timely paid, in each case in accordance with the Leases and applicable Law, or if not paid, (i) are being contested in good faith in the normal course of business; or (ii) Seller is otherwise entitled to withhold payment while resolving questions of title, obtaining division orders, or resolving other matters in the ordinary course of business.

(O)	Governmental Authorizations. Seller has obtained and is maintaining all material Governmental Authorizations that are presently necessary or required for its the ownership and operation of the Assets.

(P)	Imbalances. Exhibit 7.1(P) accurately sets forth in all material respects all Imbalance Volumes and payout balances existing with respect to the Assets as of the Effective Time.
(Q)

Bankruptcy.  There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s knowledge, being contemplated by or threatened against Seller or any parent, subsidiary, or Affiliate thereof.  Seller is not entering into this Agreement with the actual intent to hinder, delay or defraud any creditor.  Immediately prior to, and immediately subsequent to, the Closing, (a) Seller will not have incurred, nor does it intend to, or believe that it will incur, debts (including without limitation contingent obligations) beyond its ability to pay such debts as such debts mature or come due, (b) the amount of cash available to Seller after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (c) Seller will have sufficient capital with which to conduct its business.

(R)	Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 of the Code.
(S)	Insurance. Seller maintains, and through the Closing Date will maintain, with respect to the Assets the insurance coverage currently in effect, as required by the Contracts.
(T)

Accuracy of Information.  The “Background Materials” are the Records, data room materials, and other materials made available by Seller to Buyer, including documents reflecting (a) indices, compilations and summaries of other documents, (b) reserve estimates, engineering, geological, geophysical and other interpretive information, or (c) projections, predictions or other estimation of future events.  The Background Materials are files or copies thereof that Seller has used in the normal course of business.  To Seller’s knowledge, the Background Materials have been maintained in the ordinary course of Seller’s business, and Seller has not intentionally omitted any material information therefrom.  Except as set forth above, Seller makes no representation or warranty concerning the accuracy or completeness of any of the Background Materials.  Seller makes no representation or warranty regarding interpretive information contained in the Background Materials, including but not limited to future costs, production rates or product prices.

(U)	Suspense Accounts. To Seller’s knowledge, Exhibit 7.1(U) sets forth an accurate list of all funds held in suspense by Seller on the date hereof that are attributable to the Assets.
(V)	Wells and Equipment.

(i)

To Seller’s knowledge, (a) all Wells have been drilled and completed within the limits permitted by all applicable Leases and Contracts, (b) all Wells drilled and completed by Seller were drilled and completed, and all Wells currently operated and produced by Seller have been operated and produced, in accordance with reasonable and prudent oilfield practices and the rules and regulations of the applicable Governmental Authorities, (c) the Wells and all Equipment (other than Equipment idled or abandoned as of the date hereof) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.  The Assets include all material equipment, materials, contracts, data, records and other property, whether tangible or intangible, necessary for the conduct of business in the ordinary course with respect to the Assets in a manner consistent with Seller’s past practice and good oilfield practices.

(ii)

As of the date of this Agreement, except for those certain wells set forth on Exhibit 7.1(V).ii., to Seller’s knowledge, there are no wells located on the Leases that are shut in or temporarily inactive; and none of such listed Wells are required by any Governmental Authority to be plugged, abandoned, and reclaimed that have not been plugged, abandoned and reclaimed.

(W)	No Liens. Except for the Permitted Encumbrances, the Assets will be conveyed to Buyer at Closing free and clear of all liens and encumbrances.
(X)

Environmental Laws.   Except as set forth in Exhibit 7.1(X), Seller has received no notice of any violation, nor of any investigation of an alleged violation, of any Environmental Laws relating to any of the Assets, which violation would materially affect the value, use, or operation of any of the Assets operated by Seller or give rise to a material claim against or liability on the part of Buyer.

(Y)

Intellectual Property.  To Seller’s knowledge, Seller owns or has valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used by Seller in connection with their ownership and operation of the Assets as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of hydrocarbons.

(Z)

Arm’s Length Transaction.  The transaction contemplated by this Agreement was negotiated at arm’s length in a competitive environment, between Seller, as a willing seller, and Buyer, as a willing buyer, for a fair market value.

(AA)

Payout Status.  Except as described on Exhibit 7.1(AA), none of the Leases, Units or Wells are subject to a payout balance that will cause Seller’s interest to differ from the interest shown on Exhibit A-3 or Exhibit A-1.

(BB)	Casualty Loss. None of the Assets has been affected by an uncured Casualty Loss in the last ninety (90) days.
(CC)

Non-Consent Operations.  Except as set forth on Exhibit 7.1(CC), there are no operations or proposed operations with respect to the Assets as which Seller has become or will become a non-consenting party under the terms of the applicable operating agreement.

(DD)	Liquidity. Immediately following the Closing, Seller shall have availability of undrawn borrowing capacity under its Second Amended and Restated Credit Agreement of at least $40 million.

7.2.Scope of Representations of Seller.

(A)

Information About the Assets.  Except as expressly set forth in this Agreement, the certificate to be delivered pursuant to Section 3.2(D) or in the Assignment and Bill of Sale, Seller disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to Buyer, including any information contained in any opinion, information or advice that may have been provided to Buyer by any employee, officer, director, agent, consultant, engineer or engineering firm, representative, partner, member, beneficiary, owner or contractor of Seller wherever and however made, including those made in any data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Asset.  EXCEPT AS SET FORTH IN ARTICLE 7 OF THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (vi) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR;

(viii) THE TAX ATTRIBUTES OF ANY ASSET; (ix) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; AND (x) THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN ANY EXHIBIT HERETO.  ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER'S RELIANCE ON OR USE OF THE SAME IS AT BUYER'S SOLE RISK.

(B)

Independent Investigation.  Buyer agrees that it has, or by Closing will have, made its own independent investigation, analysis and evaluation of the Assets and the transaction contemplated by this Agreement (including Buyer's own estimate and appraisal of the extent and value of Seller’s Oil and Gas reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Assets).  Buyer agrees that it has had, or will have prior to Closing, access to all information necessary to perform its investigation and has not relied and will not rely on any representations by Seller other than those expressly set forth in this Agreement, the certificate to be delivered pursuant to Section 3.2(D) or in the Assignment and Bill of Sale.

(C)

Waiver of Deceptive Trade Practices Acts.  BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES ACT SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS, AND UNDER SIMILAR STATUTES ADOPTED IN OTHER STATES, TO THE EXTENT THEY HAVE APPLICABILITY TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  AFTER CONSULTATION WITH AN ATTORNEY OF ITS SELECTION, BUYER CONSENTS TO THIS WAIVER.

(D)

Seller’s or Seller’s Knowledge.  Any representation or warranty qualified “to the knowledge of Seller,” “to Seller’s knowledge,” or with any similar knowledge qualification is limited to matters actually personally known, after reasonable investigation, by an officer or manager of Seller.

8.	REPRESENTATIONS AND WARRANTIES OF BUYER.

8.1.Buyer’s Representations and Warranties.  Buyer represents and warrants as follows as of the date of execution of this Agreement and the Closing:

(A)

Status of Incorporation.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business in the State of Texas.

(B)

Corporate Authority.  Buyer has the power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer set out in this Agreement.

(C)

Validity of Obligations.  The execution, delivery and performance of this Agreement, and performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and any documents or instruments delivered by Buyer at Closing will be duly executed and delivered by Buyer.  This Agreement constitutes, and at the Closing such documents and instruments shall constitute, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(D)

No Violation.  The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not (i) violate, or be in conflict with, any provision of Buyer’s governing documents, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other financing instrument, license or agreement to which Buyer is a party, (iii) violate any judgment, order, ruling or decree applicable to Buyer as a party in interest, or (iv) violate any Law applicable to Buyer, except for any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereunder.

(E)

Qualification and Bonding.  Buyer is, or by the Closing Date will be, in compliance with the bonding and liability insurance requirements of all applicable Laws that could affect Buyer's ability or authority to own and operate the Assets.

(F)

Non-Security Acquisition.  Buyer intends to acquire the Assets for the benefit and account of Buyer and its Affiliates and is not acquiring the Assets with the intent of distributing fractional undivided interests thereof such as would be subject to regulation by federal or state securities Laws.

(G)

Evaluation.  Buyer is knowledgeable and experienced in the evaluation, acquisition and operation of oil and gas properties. Buyer has evaluated the merits and risks of purchasing the Assets from Seller.  In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its own independent analysis, evaluation and investigation or, and judgment with respect to, the business, economic, legal, tax or other consequences of the transactions contemplated herein, including without limitation, its own estimate and appraisal of the extent and value of the Assets, and the Oil and Gas and other reserves associated with the Assets.  Buyer has been given opportunities to examine the Background Materials.  Except as expressly set forth in this Agreement, Buyer acknowledges that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials, as to any other information relating to the Assets or the Assumed Liabilities furnished or to be furnished to Buyer or its representatives or advisors by or on behalf of Seller, including any estimates with respect to the value of the Assets or reserves, the ability to develop the Assets, or any projections or interpretations as to events that could or could not occur.  The transaction contemplated by this Agreement was negotiated at arm’s length in a competitive environment, between Seller, as a willing seller, and Buyer, as a willing buyer, for a fair market value.

(H)	Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Seller at the Closing.
(I)

Broker's Fees.  Buyer has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement, and, if any such obligation or liability exists, it shall remain an obligation of Buyer, and Seller shall have no responsibility therefor.

9.	CERTAIN AGREEMENTS OF SELLER.

Seller agrees and covenants that, unless Buyer shall have otherwise agreed in writing, the following provisions shall apply:

9.1.Maintenance of Assets.  From the Effective Time until Closing, Seller agrees that, except as otherwise expressly consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), it shall:

(A)	Administer and operate the Assets in accordance with the applicable operating agreements and Laws, and in a good and workmanlike manner consistent with past practices.
(B)

Pay their proportionate share of all costs and expenses incurred in connection with operations on the Assets to the extent Seller in good faith believes that such payment is required or due and is not subject to offset, dispute or claim.

(C)	Maintain in force policies of insurance with respect to the Assets currently in effect.
(D)	Not introduce any new methods of management, operation or accounting with respect to any or all of the Assets.

(E)

Use commercially reasonable efforts to maintain and keep the Assets in full force and effect; and fulfill all existing contractual or other covenants, obligations and conditions imposed upon Seller with respect to the Assets.

(F)

Except to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill or drill new wells or to rework, plug back, deepen, plug or abandon any Well, nor commence any drilling, reworking or completing or other operations on the Leases which requires estimated expenditures exceeding Ten Thousand Dollars ($10,000.00), net to the working interest of Seller, for each operation (except for emergency operations and operations required under presently existing contractual obligations); provided that the terms of this paragraph (F) shall not apply to any expenditures of Seller which will not be charged to Buyer.

(G)

Not voluntarily relinquish its position as operator to anyone other than Buyer with respect to the Wells or voluntarily abandon any Well other than as required pursuant to the terms of a Lease or by Law.

(H)

Not (i) enter into any agreement or arrangement (other than one constituting a Permitted Encumbrance) transferring, selling or encumbering any of the Assets (other than replacement of equipment or sale of Oil and Gas produced from the Assets in the ordinary course of business); (ii) grant any Preferential Right or agree to require the consent of any Person not otherwise required to consent to the transfer and assignment of the Assets to Buyer; (iii) terminate, materially amend, extend, or enter into any new  contract or agreement affecting the Assets and requiring expenditures by Seller or resulting in receipts by Seller exceeding Ten Thousand Dollars ($10,000) in any one-year period or otherwise burdening the Assets; or (iv) waive, compromise or settle any right or claim affecting the Assets in excess of Ten Thousand Dollars ($10,000), or that could reasonably be expected in the aggregate to have a Material Adverse Effect.

(I)

To the extent known to Seller, provide Buyer with written notice of (i) any claims, demands, suits or actions made against Seller which materially affect the Assets, or any material default under any Contract; or (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

(J)	Comply in all material respects with all Laws applicable to the Assets; provided, however, that Seller’s compliance with Environmental Laws shall be exclusively governed by Article 6.

9.2.Records.  Seller shall have the right to make and retain copies of the Records as Seller may desire prior to the delivery of the Records to Buyer.  Buyer, for a period of seven (7) years after the Closing Date, shall make available to Seller (at the location of such Records in Buyer's organization) access to such Records as Buyer may have in its possession (or to which it may have access) upon written request of Seller, during normal business hours; provided, however, that Buyer shall not be liable to Seller for the loss of any Records by reason of clerical error or inadvertent loss or destruction of Records.

9.3.Legal Existence.  During the period beginning on the Closing Date and ending on the last day of the sixth month after the Closing Date, Seller shall maintain its legal existence, and shall not voluntarily take any action or make any election as a result of which Seller would be dissolved during such period; provided, however, that nothing in this Section 9.3 shall restrict the ability of Seller to merge, consolidate, dissolve or otherwise terminate or change its legal existence if, as of the date of such merger, consolidation, dissolution, termination or change, another Person has agreed in writing to assume Seller’s obligations under this Agreement, or the obligations of Seller hereunder have been bonded or otherwise financially secured to the reasonable satisfaction of Buyer.

9.4.Recordation of Instruments.  As promptly as practicable after the date hereof and in any event prior to Closing, Seller shall record (or, in the case of a Lease of which Seller does not have a recordable copy, and which is not a Lease granted by a Governmental Authority, use commercially reasonable efforts to record) in the official real property records of the applicable Governmental Authority all Leases (and, at the request of Buyer and to the extent identified by Buyer, assignments thereof pursuant to which Seller or its predecessors in title own or owned all or any part of such Lease) that have not been recorded as of the date hereof and that are in recordable form.

9.5.Tag Along Rights.

(A)

Seller shall send written notice of this Agreement to all holders of Tag Along Rights and shall otherwise comply with any Tag Along Rights, within the time period required under the applicable Contracts but in no event more than five (5) business days following execution of this Agreement.  Seller shall also use reasonable efforts to obtain from such holders of Tag Along Rights as promptly as possible following execution of this Agreement written elections as to whether such holders wish to exercise such Tag Along Rights.

(B)

If, during the course of its due diligence review, Buyer discovers any additional Tag Along Rights applicable to the Assets, Buyer shall promptly after discovery provide written notice to Seller of such additional Tag Along Rights, whereupon Seller shall promptly thereafter comply with such Tag Along Rights in accordance with Section 9.5(A).

10.	CERTAIN AGREEMENTS OF BUYER.

Buyer agrees and covenants that unless Seller shall have consented otherwise in writing, the following provisions shall apply:

10.1.Plugging Bond.  Buyer shall post, prior to Closing, the necessary bonds or letters of credit as required by any Governmental Authority for the plugging of the Wells, and provide Seller with a copy of same, and provide proof satisfactory to Seller that the applicable

Governmental Authority has accepted such bonds or letters of credit as sufficient assurance to cover the plugging of the Wells and related matters.  Further, when available, Buyer shall provide to Seller copies of the approval by any applicable Governmental Authorities concerning change of operatorship of the Wells from Seller to Buyer.

10.2.Seller’s Logos.  Commencing no later than thirty (30) days after Closing, Buyer shall promptly cover or cause to be covered by decals or new signage any names and marks used by Seller, and all variations and derivatives thereof and logos relating thereto, and contained or appearing on the Assets and shall not thereafter make any use whatsoever of such names, marks and logos.

10.3.Exercise of Tag Along Rights.  If any third party properly and timely exercises its right to sell its Tag Along Interests pursuant to a tag along provision contained in any Contract, Buyer agrees to purchase such Tag Along Interest to the extent contractually required to do so (i) for the same proportionate consideration as is allocated to Seller’s interest in such property or properties set forth on Exhibit 2.4, and (ii) on the same proportionate terms as are set forth this Agreement.

11.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

All obligations of Buyer under this Agreement are, at Buyer's election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

11.1.No Litigation.  At the Closing, no injunction, order, or award, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action or other Proceeding shall be pending before any Governmental Authority seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Buyer resulting therefrom.

11.2.Representations and Warranties.  All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date), and, for the sole purpose of determining whether the condition stated in this Section 11.2 has been satisfied, as if any such warranties and representations containing materiality or knowledge qualifiers were not made with any qualification as to materiality or knowledge, and Seller shall have performed and satisfied all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.  Notwithstanding anything to the contrary contained herein, the representations of Seller made in Section 7.1(Q) and 7.1(DD) shall be true and correct in all respects as of the Closing as if such representations were made as of the Closing Date.

11.3.Release of Liens.  Seller shall have delivered to Buyer releases of all liens and encumbrances on the Assets other than Permitted Encumbrances.

11.4.Governmental Consents.  All material consents and approvals of any Governmental Authority required for the transfer of the Assets to Buyer as contemplated by this Agreement, except consents and approvals customarily obtained after closing, shall have been granted.

12.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.

All obligations of Seller under this Agreement are, at Seller’s election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

12.1.No Litigation.  At the Closing, no injunction, order, or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action or other Proceeding shall be pending before any Governmental Authority seeking to enjoin, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Seller resulting therefrom.

12.2.Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing, as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Buyer shall have performed and satisfied all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

12.3.Governmental and Lender Consents.  All material consents and approvals of any Governmental Authorities or lenders of Seller required for the transfer of the Assets to Buyer as contemplated by this Agreement, except consents and approvals customarily obtained after Closing, shall have been granted.

13.	TERMINATION.

13.1.Causes of Termination.  This Agreement and the transactions contemplated herein may be terminated:

(A)	At any time by mutual consent of the Parties.
(B)

By either Party if the aggregate value of (i) the Base Purchase Price adjustments for Adverse Environmental Conditions, Title Defects and Casualty Losses plus (ii) the Allocated Value of Assets which are retained in lieu of Remediation or adjustment equals or exceeds twenty percent (20%) of the Base Purchase Price.

(C)

By Buyer if, on the Closing Date, any of the conditions set forth in Article 11 hereof shall not have been satisfied or waived; provided, however, that Seller shall have the right to satisfy such condition for a period of fifteen (15) days following delivery of notice from Buyer regarding such failure or, if such condition cannot reasonably be satisfied within such fifteen (15) day period, Seller shall have the right to commence the actions necessary to satisfy such condition within such fifteen (15) day period and thereafter to diligently continue such actions beyond such period until such satisfaction has been effected but in no event later than 60 days following such notice.

(D)

By Seller if, on the Closing Date, any of the conditions set forth in Article 12 hereof shall not have been satisfied or waived; provided, however, that with respect to any condition other than a material failure of Buyer to perform its obligations under Section 3.3, as to which the granting of any cure period shall be entirely within Seller’s sole and absolute discretion, Buyer shall have the right to satisfy such condition for a period of fifteen (15) days following delivery of notice from Seller regarding such failure or, if such condition cannot reasonably be satisfied within such fifteen (15)  period, Buyer shall have the right to commence the actions necessary to satisfy such condition within such fifteen (15) period and thereafter to diligently continue such actions beyond such period until such satisfaction has been effected but in no event later than 60 days following such notice.

(E)	By Buyer if, through no fault of Buyer, the Closing does not occur on or before May 15, 2015, if Buyer is ready, willing and able to close and is not in default of any of its obligations hereunder.
(F)	By Seller if, through no fault of Seller, the Closing does not occur on or before May 15, 2015, if Seller is ready, willing and able to close and is not in default of any of its obligations hereunder.

13.2.Buyer's Breach.  If Closing does not occur because Buyer wrongfully fails to tender performance at Closing, and Seller is ready to close, Seller shall be entitled to retain the Deposit as liquidated damages, and Seller shall not be entitled to any additional remedy or recovery from Buyer.  In such event, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit to Seller. Buyer's failure to close shall not be considered wrongful if (i) conditions to Buyer's obligation to close under Article 11 are not satisfied through no fault of Buyer and are not waived, or (ii) Buyer has terminated this Agreement as of right under Section 13.1.  It is expressly stipulated by the Parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the Parties of such damages.

13.3.Seller’s Breach.  If Closing does not occur for any reason other than the reasons set forth in Section 13.1, then Buyer shall be entitled to receive the Deposit, free of any claims of Seller or any other Person with respect thereto, and neither Party shall thereafter have any liability or obligation to the other hereunder except for obligations under Section 15.2, which shall survive termination.  In such event, Seller and Buyer shall execute joint written instructions to the Escrow Agent to disburse the Deposit to Buyer. In addition, if Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise willfully or negligently breaches this Agreement prior to Closing, and Buyer is ready to close, Buyer shall retain all remedies available at law or in equity (including the right of specific performance) for Seller's breach of this Agreement and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which Buyer may be entitled; provided, however, that Seller shall have any liability to Buyer for any consequential, special, punitive or exemplary damages arising out of or related to Seller's breach of any provision of this Agreement.  Seller’s failure to close shall not be considered wrongful if (i) conditions to Seller’s conditions to close under Article 12 are not satisfied through no fault of Seller and are not waived; or (ii) Seller has terminated this Agreement as of right under Section 13.1.

13.4.Effect of Termination.  In the event of the termination of this Agreement pursuant to the provisions of this Article 13 or elsewhere in this Agreement, this Agreement shall become void and have no further force and effect and, except for the indemnities provided for in Sections 6.2(B) and 14.3 and any continuing confidentiality requirement under Section 15.2, neither Party shall have any further right, duty or liability to the other hereunder.  Upon termination, subject to applicable Law, Buyer agrees to return to Seller or destroy all materials, documents and copies thereof provided, obtained or discovered in the course of any due diligence investigations of the Assets.  Each Party’s claims for breach of this Agreement shall survive any termination of this Agreement.

14.	INDEMNIFICATION.

14.1.Indemnification by Seller.  UPON CLOSING, SELLER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS BUYER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES (COLLECTIVELY THE “BUYER GROUP”) FROM AND AGAINST THE FOLLOWING:

(A)

MISREPRESENTATIONS.  ALL DAMAGES, CLAIMS, DEMANDS, LIABILITIES, JUDGMENTS, LOSSES AND REASONABLE COSTS, EXPENSES AND ATTORNEYS’ FEES (INDIVIDUALLY A “LOSS” AND COLLECTIVELY, THE “LOSSES”) ARISING FROM THE BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;

(B)	BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY SELLER OF ANY COVENANT SET FORTH IN THIS AGREEMENT; AND

(C)	RETAINED LIABILITIES. ALL LOSSES ARISING FROM OR COMPRISING THE RETAINED LIABILITIES.
(D)	Notwithstanding the above, the following limitations shall apply to Seller’s indemnification obligations:
(i)

Seller shall not be obligated to indemnify Buyer under Section 14.1(A) for any Loss arising from a breach of a representation or warranty unless Buyer has delivered a written notice of such Loss or known future Loss within the Survival Period (as defined below) applicable to such Loss.  The “Survival Period” applicable to Losses for breaches of representations and warranties shall be as follows:

(1)	the period ending on the last day of the twelfth month after the Closing Date with respect to all representations and warranties of Seller.
(ii)	Seller’s obligation to indemnify Buyer under Section 14.1(B) for any Loss arising from a breach of a covenant shall survive the Closing until the last day of the twelfth month after the Closing Date.
(iii)	Seller’s obligation to indemnify Buyer under Section 14.1(C) for any Loss arising from the Retained Liabilities shall survive the Closing indefinitely.
(iv)

The indemnification obligations of either party pursuant to this Section 14.1 shall be limited to actual Losses and, with respect to any direct claims made between the parties, shall not include special, incidental, consequential, indirect, punitive, or exemplary Losses.

(v)	Seller’s aggregate liabilities and obligations under Section 14.1(A) shall not exceed twenty percent (20%) of the amount of the Base Purchase Price (“Post-Closing Liability Cap”).
(vi)

Seller shall have no liability or obligation for any Losses under this Section 14.1, unless the aggregate Losses for which Buyer is entitled to recover under this Section 14.1 exceed one percent (1.0%) of the amount of the Base Purchase Price (the “Threshold Amount”) at which time the Buyer will be entitled to recover all such Losses to the extent of the Post-Closing Liability Cap; provided that for purposes of this subsection, the Threshold Amount and Post-Closing Liability Cap shall not apply to Losses arising out of or resulting from (i) any failure of Seller to (a) pay Taxes to any Governmental Authority or any other breach of Seller’s representations, warranties and covenants with respect to Tax matters, or (b) properly, fully or timely pay Royalties with respect to the Assets (excluding amounts held in suspense) which constitute Retained Liabilities, (ii) breaches of the representations and warranties contained in

Sections 7.1(A) through (D), or (iii) the Retained Liabilities, or (iv) any intentional or willful misrepresentation of a material fact contained in this Agreement or the Exhibits hereto, which misrepresentation constitutes common law fraud pursuant to applicable Law.

(vii)

The amount of Losses required to be paid by Seller to indemnify Buyer pursuant to this Agreement shall be reduced to the extent of any amounts actually received by Buyer pursuant to the terms of the insurance policies (if any) covering such claim and any Tax benefits received by Buyer as a consequence of any Losses.

(viii)

Seller’s indemnification obligations under this Section 14.1 shall not apply in respect of Adverse Environmental Conditions, which matters are covered exclusively by Article 6 of this Agreement, or title matters, which matters are covered exclusively by Article 5 of this Agreement.

(ix)

Except as provided in Section 2.3, Articles 5 and 6, and in the Assignment and Bill of Sale, and except with respect to claims by a Party resulting from or arising out of the other Party’s intentional or willful misrepresentation of a material fact contained in this Agreement or the Exhibits hereto, which misrepresentation constitutes common law fraud pursuant to applicable Law, the Parties acknowledge and agree that the indemnification provisions in this Article 14 and the termination rights in Article 13 shall be the exclusive remedies of the Parties with respect to the transactions contemplated by this Agreement.

(x)

Seller’s indemnification obligations to Buyer hereunder shall be secured by the Indemnity Escrow.  Upon delivery of a written notice of Loss or known future Loss (together with all supporting documentation) by Buyer to Seller and the Escrow Agent within the period prescribed under D(i), (ii) and (iii) above, the parties shall deliver joint instructions to the Escrow Agent to deliver such portion of the Indemnity Escrow sufficient to cover the Losses claimed.  Any amounts that remain in the Indemnity Escrow account at December 31, 2015 and for which a written notice of Loss or known future Loss has not been delivered by Buyer prior to such date, shall be distributed to Seller as soon as reasonably practicable thereafter.  Buyer and Seller shall issue joint instructions to the Escrow Agent regarding such distribution as soon as reasonably practicable thereafter.  Nothing in this Section 14.1(D)(x) shall be construed to limit Seller’s right to dispute whether any notice of a Loss or known future Loss delivered by Buyer hereunder is true and correct.

14.2.Indemnification by Buyer.  UPON CLOSING, BUYER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST THE FOLLOWING:

(A)	MISREPRESENTATIONS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;
(B)	BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY COVENANT SET FORTH IN THIS AGREEMENT;
(C)	ASSUMED LIABILITIES. ALL LOSSES ARISING FROM OR CONSTITUTING THE ASSUMED LIABILITIES.

Notwithstanding the foregoing, Buyer shall have no obligation or liability for Losses under this Section 14.2 unless the aggregate Losses for which Seller is entitled to recover under this Section 14.2 exceed the Threshold Amount at which time the Seller will be entitled to recover for all such Losses to the extent of the Post-Closing Liability Cap; provided that for purposes of this section, the Threshold Amount and the Post-Closing Liability Cap shall not apply to Losses arising out of the Assumed Liabilities.

14.3.Physical Inspection.  BUYER INDEMNIFIES AND AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL LOSSES ARISING FROM BUYER'S INSPECTING AND OBSERVING THE ASSETS, INCLUDING (A) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER; AND (B) CLAIMS, DEMANDS, LOSSES, DAMAGES, LIABILITIES, JUDGMENTS, CAUSES OF ACTION, COSTS OR EXPENSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE SELLER GROUP OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF THE SELLER GROUP OR THIRD PARTIES.  THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE SELLER GROUP FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE SELLER GROUP'S SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT (BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER, EMPLOYEE, AGENT, CONTRACTOR, OR OTHER REPRESENTATIVE OF THE SELLER GROUP).

14.4.Notification.  As soon as reasonably practical after obtaining knowledge thereof, the indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Article 14.  Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted.  In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Article 14, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party.  If an indemnified Party shall settle any such action, suit or proceeding without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied; however, if the indemnifying Party should wrongfully refuse to perform any of its obligations under this Article 14, the indemnified Party may enter into any reasonable settlement with the third-party claimant(s) without the consent of the indemnifying Party, and may thereafter seek to recover from the indemnifying Party the full amount paid in such settlement, along with any other costs or expenses that the indemnifying Party was obligated to pay under this Article 14.  An indemnified Party shall have the right to be represented by its own counsel at its own expense in any action, suit or proceeding in which the indemnified Party provides a defense under this Article, and if an indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense.  Subject to the foregoing provisions of this Article 14, neither Party shall, without the other Party's written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party.  The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

15.	MISCELLANEOUS.

15.1.Casualty Loss.

(A)

An event of casualty means volcanic eruptions, acts of God, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation and seizure (a “Casualty”).  A Casualty does not include depletion due to normal production and depreciation or failure of equipment or casing.

(B)

If, prior to the Closing, a Casualty occurs (or Casualties occur) which results in a reduction in the value of any of the Assets (“Casualty Loss”) then Buyer and Seller must agree prior to Closing to either (i) cause the Assets affected by any Casualty to be repaired or restored at Seller’s cost as promptly as reasonably practicable, (ii) omit that portion of the Assets from the Closing and allow Seller to retain such Asset (and such Asset shall be the subject of an adjustment to the Base Purchase Price in the same manner set forth in Section 5.4 hereof), or (iii) include such Assets at the Closing, in which event Seller shall convey the affected Assets to Buyer, Seller shall assign to Buyer the right to receive all insurance proceeds or other sums payable to Seller by reason of such Casualty Loss, and the Base Purchase Price shall not be adjusted by reason of such payment.  If the Allocated Value of that portion of the Assets affected by the Casualty Loss exceeds twenty percent (20%) of the Purchase Price, Buyer and Seller shall each have the right to terminate this Agreement upon written notification to the other, the transaction shall not close, and, thereafter, neither Buyer nor Seller shall have any liability or further obligations to the other hereunder.  In the event of such termination, the Escrow Agent shall be instructed by Seller and Buyer to return the Deposit to Buyer.  Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

(C)

For purposes of determining the diminution in value of an Asset as a result of a Casualty Loss, the Parties shall use the same methodology as applied in determining the diminution in value of an Asset as a result of a Title Defect as set forth in Section 5.4.

15.2.Confidentiality.

(A)

Prior to Closing, to the extent not already public, neither Party shall disclose to any third party that it is conducting negotiations with the other Party or has entered into this Agreement other than as expressly required by applicable Law or stock exchange regulation.  Prior to Closing, Buyer shall exercise all due diligence in safeguarding and maintaining secure all engineering, geological and geophysical data, seismic data, reports and maps, the results and findings of Buyer with regard to its due diligence associated with the Assets (including without limitation with regard to due diligence associated with environmental and title matters) and other data relating to the Assets (collectively, the “Confidential Information”).  Buyer acknowledges that, prior to Closing, all Confidential Information shall be treated as confidential and shall not be disclosed to third parties without the prior written consent of Seller or except as required by applicable Law.

(B)

In the event of termination of this Agreement for any reason, Buyer shall not use or knowingly permit others to use such Confidential Information in a manner detrimental to Seller, and will not disclose any such Confidential Information to any Person for any reason or purpose whatsoever.

15.3.Notices.  Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested, or by facsimile addressed to the Party for whom intended at the following addresses:

BUYER:

QStar LLC
Attention:  John Lodge
203 Wall Street, Suite 524
Midland, Texas 79701
Tel:  (432) 695-9966
Fax:  (432) xxx-xxxx

SELLER:

Resolute Natural Resources Southwest, LLC
Attention:  Bill Alleman
1700 Lincoln, Suite 2800
Denver, Colorado 80203
Tel:  (303) 534-4600
Fax:  (303) 623-3628

or at such other address as any of the above shall specify by like notice to the other.

15.4.Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its or its Affiliates' publicly-traded securities (in which case the disclosing Party shall use all reasonable efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure).  The Parties agree that the identity of Buyer shall not be disclosed by Seller except to the extent required by applicable Law or any listing or trading agreement concerning its or its Affiliates' publicly-traded securities (in which case the disclosing Party shall use all reasonable efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure)

15.5.Compliance with Express Negligence Test.  THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF THE INDEMNIFYING PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PERSON(S), WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

15.6.Governing Law.  This Agreement is governed by and must be construed according to the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction.

15.7.Exhibits.  The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

15.8.Fees, Expenses, Taxes and Recording.

(A)

Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including, but not limited to fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement.

(B)

Buyer shall file all necessary Tax returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees required in connection with this Agreement and the transactions contemplated hereby, and, if required by applicable law, Seller shall join in the execution of any such Tax returns and other documentation.  Notwithstanding anything set forth in this Agreement to the contrary, Buyer shall pay any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

(C)

Buyer shall, at its own cost, immediately record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered by such instrument are located.  Buyer shall immediately file for and obtain the necessary approval of all federal, Indian, tribal or state government agencies to the assignment of the Assets.  The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies.  Buyer shall supply Seller with a true and accurate photocopy reflecting the recording information of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

15.9.Like-Kind Exchange.  If either Party so elects, the Parties shall cooperate to effect a tax-deferred exchange under Internal Revenue Code §1031, as amended. Either Party shall have the right to elect this tax-deferred exchange at any time by notifying the other Party in writing prior to the date of Closing.  If either Party elects to effect a tax deferred exchange, the other Party shall execute additional documents, agreements, consents to assign, or instruments reasonable and necessary to effect the exchange, provided that the Party asked to so cooperate shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange requested by the other Party.

15.10.Reserved.

15.11.Assignment.  Except as provided in Section 15.9, this Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other Party.  Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and permitted assigns.

15.12.Entire Agreement.  This Agreement (and the Exhibits and Schedules hereto) constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter, shall remain in full force and effect in accordance with its terms through and until the Closing.

15.13.Severability.  In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

15.14.Survival.  The representations and warranties of Seller set forth in Sections 7 shall survive Closing for a period of twelve (12) months; and the special warranty of title of Seller set forth in the Assignment and Bill of Sale shall survive Closing indefinitely; provided that notwithstanding anything to the contrary contained herein, Buyer may extend the Survival Period by sending a written notice claiming indemnification in accordance with Section 14.1(D).  The obligations and covenants of Buyer under this Agreement that survive the Closing shall be deemed covenants running with the land.  The obligations and liabilities retained by Seller relating to the Retained Liabilities shall survive indefinitely.

15.15.Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

15.16.Time of the Essence.  The Parties recognize and agree that time is of the essence of this Agreement.

15.17.Counterparts.  This Agreement may be signed in counterparts, each of which shall be considered an original instrument, and all of which together constitute one and the same instrument.  Execution may be evidenced by facsimile or electronic signatures, with original signatures to follow in due course.

-Signature Page Follows-

Executed as of the day and year first above written.

BUYER:

QSTAR LLC

By:	/s/ John E. Lodge
John E. Lodge
Vice President – Land and Commercial

SELLER:

RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

By:	/s/ Bill Alleman
Bill Alleman
Vice President – Land